AUSTRALIAN-CANADIAN OIL ROYALTIES LTD.


Notice regarding Annual Meeting of Stockholders to be held September 16, 2001

Cisco, Texas
September 13, 2001


Notice To Shareholders:


Australian-Canadian Oil Royalties Ltd.'s Annual Meeting scheduled to be held in New York on September 16, 2001 has been postponed due to the conditions in New York caused by the catastrophe of Tuesday, September 11, 2001. The new date for the Annual Meeting has not been established at this time.

Proxies received for the scheduled meeting will be retained and used when the meeting is rescheduled, unless the Company is notified otherwise in writing by the stockholder.